Exhibit b(i)


AMENDMENT NO. 1 TO AMENDED AND RESTATED BY-LAWS OF CIGNA VARIABLE PRODUCTS GROUP
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(as approved by the Board of Trustees July 24, 2001)

         3.11 Resignations and Removals. Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to that Chairman, the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. Any Trustee shall retire as a Trustee of the Trust upon attaining the age of 70 years, provided, however, that a Trustee serving in such capacity as of the date hereof who attains age 70 during the year 2001 may continue to serve as a Trustee until October 23, 2001, at which time such Trustee shall retire from the Trust.